SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2004

The Robert Mondavi Corporation
(Exact Name of Registrant as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

000-21624	94-2765451
(Commission File Number)	(IRS Employer Identification No.)

841 Latour Court
Napa, California	94558
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 226-1395

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

     Effective December 2, 2004, the Robert Mondavi Corporation (the “Company”) has agreed to make the following payments, under certain circumstances, to members of the Company’s management:

     1. Currently each of Gregory M. Evans, Henry J. Salvo, Dennis P. Joyce, Peter Mattei, Michael K. Beyer, Steven R. Soderberg, Gregory J. Brady, Valerie Deitrick, Rodney K. Williams, Patrick Delong, and Eric G. Morham has an employment agreement with the Company which would entitle the executive to severance and other benefits if he or she is terminated without cause or resigns for good reason in connection with the Company’s proposed acquisition (the “Merger”) by Constellation Brands, Inc. (“Constellation”). The Merger is subject to shareholder approval and customary closing conditions, including governmental and regulatory approvals. The Company or Constellation may make additional payments to some executive officers in satisfaction of certain tax liabilities that may be incurred by them in connection with these severance benefits. The amount of these additional payments is not expected to exceed $2.5 million in the aggregate.

     2. The Company and Constellation have agreed to establish, upon consummation of the Merger, a retention bonus pool with an aggregate amount of approximately $1.85 million to be allocated to the Company’s executive officers, of which approximately $600,000 and $150,000 may be payable to each of Gregory M. Evans and Henry J. Salvo, respectively. Subject to completion of the Merger, the retention amounts would be payable no earlier than September 2005 or upon the employee’s earlier termination of employment following the completion of the Merger by the Company or by Constellation without cause.

     3. The Company’s chairman, Ted. W. Hall, is compensated in accordance with the terms of a written agreement dated January 8, 2004. The agreement provides for a monthly retainer fee in the amount of $50,000 plus a minimum annual cash bonus of $400,000. The agreement also provides for such other cash or stock incentives as the Company’s board of directors may deem appropriate. The Company has determined that it will pay Mr. Hall bonuses in the aggregate amount of approximately $2.5 million, a portion of which is payable in the ordinary course in respect of his 2004 annual bonus.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Robert Mondavi Corporation

Date: December 2, 2004	By:	/s/ Michael K. Beyer

		Name:	Michael K. Beyer
		Title:	Senior Vice President and
General Counsel